Exhibit 99.1
Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Kodak Prices Private Placement of $400 Million 7.00% Convertible Senior Notes Due 2017
ROCHESTER, N.Y., Sept. 17 — Eastman Kodak Company (NYSE: EK) today announced the pricing of its private placement of $400 million aggregate principal amount of convertible senior notes due 2017 to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended. The notes will be unsecured obligations of Kodak and will bear interest of 7.00% per year. The sale of the notes to the initial purchasers is expected to settle on September 23, 2009, subject to customary closing conditions.
     The notes will be convertible at any time prior to the business day immediately preceding maturity. Upon conversion, Kodak will deliver, at its option, solely shares of its common stock or solely cash. The initial conversion rate is 134.9528 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $7.41 per share). Kodak will have the right to redeem the notes in whole or in part at a specified redemption price at any time on or after October 1, 2014 and before October 1, 2016 if certain conditions are met, and on and after October 1, 2016 regardless of such conditions. Kodak may be required to repurchase some or all of the notes by the holders thereof in the event of certain fundamental changes at 100% principal amount, plus accrued and unpaid interest up to, but excluding, the purchase date.
     Kodak intends to use the net proceeds from the offering to repurchase its 3.375% Convertible Notes due 2033 (the “2033 Notes”) through a tender offer and for general corporate purposes, including the redemption of 2033 Notes, which holders can require Kodak to purchase on October 15, 2010, and are also redeemable by Kodak on or after October 15, 2010.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
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